Exhibit 4.59

Used Vehicle Sales Contract

Contract No.: _______________

This used vehicle sales Contract (the “Contract”) was entered into between the following parties on this day of _____________ at _______________________________.

Seller:	Jieying (捷盈) Executive	(“Party A”)
ID No.:
Address:
Telephone:

Buyer:	Buyer	(“Party B”)
ID/License No.:	ID No.
Address:	Actual correspondence address
Telephone:	Actual telephone No.

Registrant:	JV staff	(“Party C”)
ID No.:	ID No.
Address:	Actual correspondence address
Telephone:	Actual telephone No.

Service Provider:	Shanghai Jieying Auto Retail Co., Ltd. (上海捷盈汽车销售有限公司)	(“Party D”)
License No.:	91310114MA1GTX4FXP
Legal representative:
Place of registration:

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After arm’s length negotiations, the Parties have entered into and intended to be bound by the following agreement on the sale and purchase of used vehicles:

1.	Information on the Vehicle consistent with registration information

1.1	Basic information on the Subject Vehicle

1.1.1	Manufacturer Brand:

1.1.2	Model:

1.1.3	Color:

1.1.4	Engine displacement:

1.1.5	Key(s):

1.1.5	Vehicle Identification Number (VIN):

1.1.7	Mileage on meter:

The Parties hereby confirm that the above mileage is recorded on ___________, and the mileage noted when the vehicle is actually delivered to Party B may be different due to reasons such as Party B's test drive, relocation and clearing related procedures.

1.1.8	Basic configuration: subject to the actual conditions of the Subject Vehicle.

1.2	Information on registration, insurance and annual inspection of the Subject Vehicle

1.2.1	Registration Certificate No.:

1.2.2	Owner of the Vehicle as set forth in the Registration Certificate:

1.2.3	Date of initial registration:

1.2.4	Vehicle inspection valid until:

1.3	Condition of the Vehicle

1.3.1	Whether the vehicle has been certified by Party A: Yes ☐ No ☐

1.3.2	Whether Party B has conducted a basic inspection of the vehicle’s conditions before entering into this Contract, including, but not limited to, inspection of the appearance, mileage, basic configuration, operation, on-board dials or instruments, documentation, etc.: Yes ☐ No ☐

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2.	Settlement and payment of the subject vehicle

2.1	The purchase price for the Subject Vehicle (the “Purchase Price”) was RMB__________(RMB________________ Yuan). The aforementioned Purchase Price does not include the amounts due from Party B to Party A for entrusting the latter with the extended product services (such as assisting with the transfer and registration procedures, vehicle insurance, etc.).

2.2	Party B has chosen the following payment option for settlement of the Purchase Price (select either one of two):

First: deposit + payment of balance in full ☐;

Second: deposit + bank loan + payment for the remainder in ___ installments ☐

2.3	Should Party B choose the first payment option :

2.3.1	Party B shall pay Party A ____% of the Purchase Price (but not less than RMB20,000) as a deposit on the date of signing the Contract, i.e. RMB_________ (RMB___________ Yuan).

2.3.2	Party B shall pay for the remainder of the Purchase Price (i.e. the Purchase Price minus the deposit paid) within seven (7) days after the date of signing the Contract.

2.4	Should Party B choose the second payment option :

2.4.1	Party B shall pay Party A ____% of the Purchase Price (but not less than RMB 20,000) as a deposit on the date of signing the Contract, i.e. RMB_________ (RMB___________ Yuan).

2.4.2	After the deposit is paid, Party B shall apply for a special loan from a bank or another financial institution with respect to the Subject Vehicle within 15 days after the signing of the Contract.

2.4.3	Party B shall be responsible for submitting the relevant loan application materials, and clear relevant procedures as required by the bank or other financial institution. Should Party B fail to apply for the loan or submit the application materials or clear the relevant procedures and provide Party A with evidence that Party B has submitted the application materials and completed the relevant procedures or the notice of loan approval within ___ working days after the date of signing this Contract, Party A shall have the right to urge Party B to proceed with the above as soon as possible. Should Party B continue to fail to submit the application for the bank loan with three working days following Party A’s notice, Party A shall have the right to terminate the Contract unilaterally and not to refund the deposit previously paid by Party B.

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2.4.4	Should the lending bank refuse to issue the loan on time or at all, or reclaim the loan before maturity after its approval due the reasons related to Party B, Party B shall bear the corresponding interest, penalty interest and compound interest, and cover all the losses caused to Party A, who then shall have the right to unilaterally terminate this Contract.

2.5	If Party B authorizes Party A to handle one or more of the following extended product services, Party B shall pay Party A an extended product service fee upon payment of the deposit.

Transfer (including vehicle inspection and obtaining the registration plate) ☐ (the “Transfer Fee”)

Registration ☐

Vehicle insurance ☐

Other____________________________________________________☐

Extended product service fee of RMB______ (RMB____________Yuan)

2.6	Regardless of the payment option selected by Party B, the corresponding amounts as set forth in Article 2.3, 2.4 and 2.5 (as applicable) shall be transferred into the following account designated by Party A:

Account name: ____________________________________________;

Bank: ____________________________________________;

Account no.: ____________________________________________。

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3.	Transfer and delivery of the Subject Vehicle

3.1	The transfer and registration of the Subject Vehicle should be processed as follows:

3.1.1	Should Party B choose the first payment option, Party A should clear the transfer/registration procedures within ____ working days following the payment in full of the Purchase Price and the registration fee, and Party C should provide Part A with necessary assistance.

3.1.2	Should Party B choose the second payment option,

3.1.2.1	Should the loan applied for by Party B require a security involving a pledge of the Subject Vehicle, Party A should clear the transfer/registration and pledge procedures within ____ working days following the payment in full of the deposit, the remainder of the Purchase Price, the handling fee and the registration fee and receipt of notice of loan approval by Party B, and Party C should provide Part A with necessary assistance.

3.1.2.2	Should the loan applied for by Party B not require a security involving a pledge of the Subject Vehicle, Party A should clear the transfer/registration procedures within ____ working days following the payment in full of the deposit, the remainder of the Purchase Price, the handling fee and the registration fee and receipt of notice of loan approval by Party B, and Party C should provide Part A with necessary assistance.

3.2	The Subject Vehicle should be delivered as follows:

3.2.1	Regardless of the payment option selected by Party B, Party B should, following payment in full of the Purchase Price (in case of the second payment option, including the handling fee to be paid to Party A) and completion of the transfer and/or registration and/or pledge procedures (in case of the second payment option, with the vehicle pledged), take delivery of the Subject Vehicle (“Vehicle Transfer”) at the place of business designated by Party A so as to complete the delivery of the Subject Vehicle.

When picking up the Vehicle, Party B must sign a Vehicle Transfer Confirmation Slip. The date of signing the Vehicle Transfer Confirmation Slip should be regarded as the date of delivery of the Subject Vehicle (“Delivery Day”), following which, the risk of damage to the Vehicle will be transferred to Party B.

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3.2.2	Should Party B fail to take delivery of the Subject Vehicle within the period specified in Article 3.2.1 above, Party A shall keep the Subject Vehicle in good condition for Party B after the date immediately following the Delivery Day and charge Party B with a parking fee at the rate of RMB 100 per day.

3.2.3	From the date immediately following the Delivery Day, the risk of loss or damage of the Subject Vehicle shall be transferred to Party B. Should Party B fail to take delivery of the Subject Vehicle within 20 days after the Delivery Day, Party A shall have the right to terminate this Contract and charge 20% of the Purchase Price as liquidated damages. If such liquidated damages are not sufficient to cover Party A’s losses, Party B shall be liable for compensation for all losses suffered by Party A.

4.	Technical consultation services for used vehicles

In the process of completing the used vehicle transaction, Party D should provide Party A with consulting services on relevant technical issues, and Party A should pay Party D a corresponding service fee, which should be deducted from the sales amount received by Party D on behalf of Party A.

5.	Undertaking and guarantee

5.1	Party A undertakes and guarantees that,

5.1.1	it has fulfilled its obligation of reasonable inspection and confirmed that Party C was the legal owner of the Subject Vehicle, who owned the full and legal title of the Subject Vehicle.

5.1.2	the condition of the Subject Vehicle set forth in Article 1 of this Contract are objective and accurate, and there has been no false or deliberate concealment of fact. Party A has fulfilled its obligation of reasonable inspection and should not be liable for compensation even if it fails to discover any fraud involving mileage of the Subject Vehicle before Party A takes delivery the Vehicle, unless due to Party A’s willful act or major negligence.

5.2	Party B undertakes and guarantees that,

5.2.1	prior to the signing of this Contract, Party B has reviewed the documents related to the Subject Vehicle and has personally inspected the Subject Vehicle.

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5.2.2	it will ensure that the transfer and/or registration procedures of the Subject Vehicle will be completed in a timely manner, and it will provide all the materials required by Party A before proceeding with such procedures, and bear full responsibility for the authenticity, validity and legality of such materials.

5.2.3	it will provide the necessary cooperation as per Party A's request when handling the transfer and/or registration procedures of the Subject Vehicle.

5.3	Party C undertakes and guarantees that,

5.3.1	it is the legal owner of the Subject Vehicle and owns the full and legal title of the Subject Vehicle, free and clear from any obstacle or encumbrance upon disposal of the Subject Vehicle.

5.3.2	the materials and information related to the Subject Vehicle it provided for the signing of this Contract are objective and accurate, and there has been no false or deliberate concealment of fact.

5.3.3	it has provided Party A with complete, sufficient and legal authority, based on which, Party A shall have the right to sell the Subject Vehicle to Party B and sign this Contract.

5.3.4	it will provide the necessary materials or cooperate with Party A in handling other related matters as requested during the process of transfer and/or registration of the Subject Vehicle.

6.	Liabilities

6.1	Should Party B fail to provide the materials necessary for the transfer and/or registration of the Subject Vehicle under this Contract or be reluctant to cooperate with Party A in completing the relevant procedures, which resulted in the delay in the transfer and registration of the Subject Vehicle, for each day overdue, Party B shall pay liquidated damages to Party A equal to 0.5% of the Purchase Price as well as a parking fee of RMB100 per day. If the transfer and registration is overdue for 20 consecutive days, Party A shall have the right to unilaterally terminate this Contract.

6.2	Should Party B fail to provide the materials as required, which results in impossibility to complete the transfer and/or registration procedures for the Subject Vehicle, Party A shall have the right to terminate this Contract, upon which Party B shall pay liquidated damages to Party A equal to the greater of (i) 10% of the Purchase Price and (ii) the actual loss suffered by Party A.

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6.3	If the Subject Vehicle is unable to be registered due to circumstances caused by Party B, who then demands a change in the place of registration, Party A and C should offer assistance, while Party B shall pay in advance for the additional costs incurred to Party A and Party C. In the event of delay in the transfer and registration of the Subject Vehicle, Party B shall be liable for the consequences in accordance with the provisions of Article 6.1 of this Contract.

6.4	Should Party B delay the payment of all or part of the Purchase Price, a penalty shall be imposed to Party B equal to 0.5% of the Purchase Price for each day such payment is overdue. Party A shall have the right to terminate this Contract unilaterally if Party B delays payment of the Purchase Price for more than 20 days, whereby Party B shall, in addition to the corresponding penalty, pay a compensation which is equivalent to 5% of the Purchase Price to Party A.

6.5	Should the condition of the Subject Vehicle set forth in Article 1 of this Contract appear to be untrue, inaccurate, false or fraudulent due to circumstances caused by Party C, or due to its failure to provide the relevant materials in a timely manner, or its reluctance to cooperate with Party A in completing the relevant procedures, which resulted in delay and/or impossibility in the transfer and/or registration of the Subject Vehicle, Party C shall be liable for all losses caused to Party B.

6.6	Unless otherwise provided in this Contract, should a party breach its obligations or guarantees under this Contract, it shall be liable for the losses caused to the other party as a result of its breach.

7.	Additional provisions

7.1	Should Party B desire extended warranty services for the purchased vehicle, Party A shall designate ___________ to provide it with such services.

7.2	Should Party B desire after-sales services in addition to extended warranty from the entity designated by Party A in respect of the purchased vehicle, it shall confirm such desire with signature in the Terms of After-sales Services attached to this agreement.

7.3	Other provisions

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8.	Dispute settlement

8.1	All disputes arising from this Contract shall be dealt with by the relevant parties through friendly negotiation in the first instance.

8.2	If an agreement cannot be reached through friendly negotiation, the disputes shall be submitted for resolution by the People’s Court where Party D is located.

9.	Miscellaneous

9.1	The parties hereby agree that, if the Subject Vehicle is a special vehicle e.g. an electric car or a supercar, further agreement shall be reached in Article 7.3 (Other provisions).

9.2	This Contract is prepared in four counterparts and each party shall hold one counterpart, each of which shall have the same legal effect.

9.3	This Contract shall be effective upon the date of signing by the parties hereto. Any amendment or change hereto shall be made and agreed in writing between the parties hereto and signed by the same before such amendment or change becomes effective.

[The following pages are reserved for the signatures of the Parties to the Used Vehicle Sales Contract.]

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The Used Vehicle Sales Contract was entered into between the following Parties on this day of _____________:

Party A:	Jieying (捷盈) Executive

Signature:

Date:

Party D: Shanghai Jieying Auto Retail Co., Ltd. (上海捷盈汽车销售有限公司)

Signature of chief executive/representative:

Date:

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The Used Vehicle Sales Contract was entered into between the following Parties on this day of _____________:

Party B:	Buyer

Signature of Buyer/representative:

Date:

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The Used Vehicle Sales Contract was entered into between the following Parties on this day of _____________:

Party C	JV staff

Signature:

Date:

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Appendix:

Terms of after-sales services

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